FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person

        Gravina                     Thomas                         J.
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       (Last)                      (First)                    (Middle)

            110 East 59th Street, 26th Floor
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                                  (Street)

           New York              New York                      10022
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
                         July 1, 2002
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

        CoreComm Holdco, Inc. (Nasdaq: COMM)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director
    [X] 10% Owner
    [X] Officer (give title below)
    [  ] Other (specify title below)
   President and Chief Executive Officer
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6.  If Amendment, Date of Original (Month/Day/Year)
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7.  Individual or Joint/Group Filing (Check Applicable Line)
     X   Form filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|
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Common Stock         | 3,427,006     |         D     |                    |
                     |               |               |                    |
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                     |               |               |                    |
                     |               |               |                    |
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                     |               |               |                    |
                     |               |               |                    |
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

     Option to purchase
     Option to purchase
     Option to purchase
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2. Date Exercisable and Expiration Date (Month/Day/Year)
                  1/11/02                                    1/11/12
                  1/1/03                                     1/11/12
                  1/1/04                                     1/11/12
        -------------------                         ------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                  Common Stock                              328,950
                  Common Stock                              319,275
                  Common Stock                              319,275
   ----------------------------------         ------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security
                                   $1.00
                                   $1.00
                                   $1.00
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)              D
                           D
                           D


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6. Nature of Indirect Beneficial Ownership (Instr. 5)



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   EXPLANATION OF RESPONSES:





     /s/ Thomas J. Gravina                              July 11, 2002
   -----------------------------------              ------------------
   **  SIGNATURE OF REPORTING PERSON                      DATE




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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
  DISPLAYS A CURRENTLY VALID OMB NUMBER.
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